Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Corporate Communications:
Mary Gasperlin, Director
Jeaneen Gill, Manager
(907) 297-3000
mary.gasperlin@acsalaska.com
jeaneen.gill@acsalaska.com

Alaska Communications Systems Appoints Annette Jacobs as Lead Independent Director

ANCHORAGE, Alaska, Mar 19, 2007 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (Nasdaq:ALSK), Alaska’s leading integrated communications provider, distinguishes itself again with best in class governance practices by appointing Annette Jacobs as the company’s lead independent director. Other best in class practices include the adoption of corporate governance principles, annual election of all directors, and all independent directors on all committees with 7 out of 8 board directors classified as independent.

“Annette has been a tremendously valuable member of our board, drawing on relevant and rich experiences as a sitting CEO and as a prior telecom executive. As lead director, Annette will contribute even further as she facilitates communications among and between individual directors, committees and the chair of the board,” said Liane Pelletier, president, chief executive officer and chair of ACS.

Jacobs is the chair and chief executive officer of SafeHarbor Technology Corporation in Seattle, Washington. She has been a director of ACS since July 2006 and currently chairs the nominating and corporate governance committee of the board.

“I am proud to be able to work with Liane and the ACS board in this critical role,” said Jacobs. “ACS is a company committed to continuing its track record of responsible corporate governance and independent leadership. I look forward to continuing to work with the board in addressing key strategic, financial and governance issues.”

About Alaska Communications Systems

ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

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